Exhibit 99.1

April 25, 2006

Federal Home Loan Bank of San Francisco Reports First Quarter Operating Results

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that its net income in the first quarter of 2006 was $119 million, compared to $62 million in the first quarter of 2005.

Net interest income increased $34 million, or 21%, to $193 million in the first quarter of 2006 from $159 million in the first quarter of 2005. The increase in net interest income was driven primarily by higher average interest-earning assets outstanding, combined with the effect of higher interest rates on higher average capital balances.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items resulted in a net fair value loss of $3 million in the first quarter of 2006 compared to a net fair value loss of $29 million in the first quarter of 2005. The majority of the net fair value losses for the first quarter of 2006 and 2005 reflected unrealized fair value adjustments.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of March 31, 2006, the cumulative effect of SFAS 133 was a net unrealized gain of $35 million.

During the first quarter of 2006, advances grew $1.1 billion, reaching a new record of $164.0 billion in advances outstanding at March 31, 2006. In total, 100 institutions increased their advance borrowings during the first quarter of 2006, while 90 institutions decreased their advance borrowings.

Total assets grew $3.6 billion, or 2%, during the first quarter of 2006, from $223.6 billion at December 31, 2005, to $227.2 billion at March 31, 2006. In addition to the growth in advances, interest-bearing deposits in banks grew $2.3 billion, or 33%, from $6.9 billion to $9.2 billion.

Based on its operating results for the first quarter of 2006, the Bank expects to pay a dividend for the quarter at an annualized rate of 5.03%, up from 4.25% for the first quarter of 2005. The increase in the dividend rate reflects a higher yield on invested capital, partially offset by a lower net interest spread on the Bank's mortgage loan and mortgage-backed securities portfolio during the first quarter of 2006 compared to the same period in 2005.

Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2006	Dec. 31, 2005	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$227,213	$223,602	2%
Advances	164,004	162,873	1
Mortgage Loans	5,079	5,214	(3)
Held-to-Maturity Securities	29,963	29,691	1
Interest-Bearing Deposits
in Banks	9,195	6,899	33
Federal Funds Sold	16,244	16,997	(4)
Consolidated Obligations:
Bonds	198,305	182,625	9
Discount Notes	14,541	27,618	(47)
Capital Stock -- Class B --
Putable	10,007	9,520	5
Total Capital	10,135	9,648	5

	Three Months Ended
	Mar. 31, 2006	Mar. 31, 2005	Percent Change
Operating Results
Net Interest Income	$193	$159	21%
Other Loss	(10)	(55)	(82)
Other Expense	21	19	11
Assessments	43	23	87
Net Income	$119	$ 62	92%

Other Data
Net Interest Margin	0.34%	0.34%	--%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	--
Return on Assets	0.21	0.13	62
Return on Equity	4.87	3.11	57
Annualized Dividend Rate[1]	5.03	4.25	18
Dividend Payout Ratio[2]	100.93	133.06	(24)
Capital to Assets Ratio[3]	4.48	4.30	4
Duration Gap (in months)[4]	1	1	---

1     The rate shown for the three months ended March 31, 2006, represents the expected dividend rate for the first quarter of 2006. The final dividend rate for the first quarter of 2006 will be determined when the Bank issues its March 31, 2006, financial statements.
2     This ratio is calculated as dividends declared per share divided by net income per share.
3     This ratio is based on regulatory capital, which includes a small amount of mandatorily redeemable capital stock that is classified as a liability.
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
Selected Balance Sheet Items at Period End
Total Assets	$227,213	$223,602	$211,760	$206,727	$192,761
Advances	164,004	162,873	152,956	152,808	142,316
Mortgage Loans	5,079	5,214	5,408	5,648	5,855
Held-to-Maturity Securities	29,963	29,691	28,823	27,283	25,456
Interest-Bearing Deposits
in Banks	9,195	6,899	4,946	5,202	4,645
Federal Funds Sold	16,244	16,997	17,188	13,499	13,554
Consolidated Obligations:
Bonds	198,305	182,625	173,790	173,061	160,111
Discount Notes	14,541	27,618	24,873	21,261	21,277
Capital Stock --
Class B -- Putable	10,007	9,520	9,025	8,725	8,117
Total Capital	10,135	9,648	9,149	8,858	8,234

Quarterly Operating Results
Net Interest Income	$193	$187	$178	$159	$159
Other (Loss)/Income	(10)	(15)	(35)	5	(55)
Other Expense	21	23	19	20	19
Assessments	43	39	33	38	23
Net Income	$119	$110	$ 91	$106	$ 62

Other Data
Net Interest Margin	0.34%	0.35%	0.34%	0.32%	0.34%
Operating Expenses as a
Percent of Average Assets	0.03	0.04	0.03	0.03	0.03
Return on Assets	0.21	0.20	0.17	0.35	0.13
Return on Equity	4.87	4.70	4.03	4.94	3.11
Annualized Dividend Rate[1]	5.03	4.67	4.58	4.21	4.25
Dividend Payout Ratio[2]	100.93	97.59	111.38	83.51	133.06
Capital to Assets Ratio[3]	4.48	4.34	4.34	4.31	4.30
Duration Gap (in months)[4]	1	1	1	0	1

1     The rate shown for the period ended March 31, 2006, represents the expected dividend rate for the first quarter of 2006. The final dividend rate for the first quarter of 2006 will be determined when the Bank issues its March 31, 2006, financial statements.
2     This ratio is calculated as dividends declared per share divided by net income per share.
3     This ratio is based on regulatory capital, which includes a small amount of mandatorily redeemable capital stock that is classified as a liability.
4     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's expected dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com